EXHIBIT 10.37

                              EMPLOYMENT AGREEMENT

      AGREEMENT dated as of March 25 1998 ("Commencement Date) by and between CareAdvantage, Inc. ("Company") and Elaine del Rossi ("Employee").

1. Employment. Company agrees to employ Employee, and Employee agrees to be so employed, in the capacity of Senior Vice President for Marketing and Sales at the Company's headquarters, and shall have the duties customary to such office and such ancillary and other duties as the Executive Vice President shall reasonably determine.

2. Time and Efforts. Employee shall diligently and conscientiously devote her full and exclusive time and attention and best efforts in discharging her duties as Senior Vice President for Marketing and Sales.

3. Compensation.

      3.1 Salary. Commencing upon the Commencement Date, the Company shall pay Employee compensation for her services at an annual rate of $160,000. This amount shall be paid in bi-weekly installments. The Company shall deduct from all compensation due the Employee applicable payroll taxes, withholding taxes and other required amounts.

      3.2 One-time Bonus. Upon Employee's commencement of employment with the Company, the Company shall pay her a one-time bonus of $50,000. The Company shall deduct from the amount of this bonus applicable payroll taxes, withholding taxes and other required amounts. In the event (a) Employee terminates her employment with the Company prior to the first anniversary of the Commencement Date, and (b) at the time of her termination her efforts have not resulted in new sales for the Company of at least $5 million with a Contribution Margin (as defined herein) of at least $1.5 million, Employee shall repay the Company $4,166 for each month (or major portion thereof) the date of her termination precedes the anniversary of the Commencement Date.

      3.3 Commissions. As additional compensation, the Company agrees to pay Employee sales commissions with respect to new contracts resulting from the Employee's sales efforts in an amount equal to three and one-half (3.5%) percent of the Contribution Margin for the first year such contracts remain in effect. "Contribution Margin" shall mean with respect to any contract the excess, if any, of the revenue collected by the Company with respect to such contract over the direct costs incurred by the Company with respect to such contract. (For this purpose, direct costs shall be determined under generally accepted accounting principles, consistently applied.) The Company shall pay commissions due to the Employee monthly, with commissions on account of any month to be paid the month following the month in which the Company collects revenues. The Employee shall be entitled to commissions on any bonus received by the Company on account of the first year of a contract, notwithstanding the Company's receipt of such bonus after the first year of such contract. The Company shall deduct from all commissions due the Employee applicable payroll taxes, withholding taxes and other required amounts.

      4. Bonus, Stock Options and Fringe Benefits. The Company shall provide the Employee with the bonus, stock options and fringe benefits as described in Exhibit A.

      5. Expense Reimbursement. The Company shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out her duties under this Agreement. Employee shall present to the Company from time to time an itemized account of such expenses in any form required by the Company.

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6. Term.  Except as otherwise  provided,  this Agreement shall be for a one-year term ending on the anniversary of the Commencement Date and shall renew for successive one-year terms unless at least sixty (60) days prior to an anniversary of the Commencement Date either party gives notice to the contrary.

7. Termination Without Cause.

      (a) The Company may without cause terminate this Agreement at any time by notifying the Employee of such termination. In that event, (i) Employee shall receive salary in accordance with Section 3.1 for the term of this Agreement that would have remained had the Company not terminated the Agreement without cause (computed by assuming that the Company gives notice of non-renewal of the Agreement pursuant to Section 6 on the date the Company notifies the Employee of her termination); (ii) the Employee shall have no obligation to repay the one-time bonus provided by Section 3.2; (iii) the Employee shall be entitled to receive commissions provided by Section 3.3 on account of sales closed prior to her termination; and (iv) Section 5.1 of the agreement entitled "Confidentiality, Invention and Non-Compete Agreement" shall not apply after the date of the Employee's termination.

      (b) The Employee may without cause terminate this Agreement by giving sixty (60) days' written notice to the Company. In such event, the Employee shall continue to render her services and shall be paid salary and commissions in accordance with Sections 3.1 and 3.3 respectively up to the date of termination. Thereafter, (i) the Employee shall receive no salary under Section 3.1; (ii) the Employee shall be obligated to repay the Company an amount with respect to the one-time bonus in accordance with Section 3.2; and (iii) the Employee shall receive no commissions with respect to (A) revenues received for the month in which the date of termination occurs or thereafter, or (B) bonuses received for a period ending on or after the date of termination occurs.

8. Termination With Cause. The Company may for cause terminate this Agreement at any time by notifying the Employee of such termination and the cause therefor, which cause may include, but not be limited, to death and disability. In such event, Section 7 shall not apply, and the Employee shall receive no salary under
Section 3.1 after the date of termination; and, in the event such termination is for a reason other than death or disability, (i) the Employee shall be obligated to repay the one-time bonus in accordance with Section 3.2; and (ii) the Employee shall receive no commissions with respect to (A) revenues received for the month in which the date of termination occurs or thereafter, or (B) bonuses received for a period ending on or after the date of termination occurs.

9. Confidentiality, Invention and Non-Compete Agreement. Simultaneously with the execution of this Agreement, the parties shall execute the agreement entitled "Confidentiality, Invention and Non-Compete Agreement."

10. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party.

         If to Company:

                  Executive Vice President
                  CareAdvantage, Inc.
                  485-C Route 1 South
                  Iselin, New Jersey 08830

         If to Employee:

                  26 Viewpoint Lane
                  Levittown, Pennsylvania 19054


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11.  Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of New Jersey.

12. Amendments. This Agreement may be amended only in writing, signed by both parties.

13. Non-Waiver. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

14. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.

      IN WITNESS WHEREOF, Company has by its appropriate officers, signed and affixed its seal and Employee has signed and sealed this Agreement.

CAREADVANTAGE, INC.                              ELAINE DEL ROSSI

By: ____________________________                 _______________________________


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                                                                       EXHIBIT A

                    BONUS, STOCK OPTIONS AND FRINGE BENEFITS

1. Bonus. The Employee shall participate in the Company's Management Bonus Program, which provides that in the event Employee and the Company meet targets specified by the Board of Directors (or an appropriate committee thereof), the Employee shall be entitled to a bonus in such amount as the Board of Directors (or an appropriate committee thereof) may determine in its sole discretion.

2. Stock Options. The Employee shall be granted stock options in the Company, in such amounts and on such terms and conditions as the Company's Board of Directors (or an appropriate committee thereof) may determine in its sole discretion.

3. Fringe Benefits. The Employee shall be entitled to the following fringe benefits:

      (a) vacation leave in the amount of 20 days per year, accruing at the rate of 1.67 days per month;

      (b) other leave (sick leave, personal time, and holidays) in the amount and on the same terms and conditions as provided to other employees of the Company;

      (c) medical insurance, life insurance, and participation in the Company's 401(k) plan on the same terms and conditions as these benefits are provided to other employees of the Company;

      (d) disability insurance (long- and short-term) on the same terms and conditions as provided to senior management of the Company; and

      (e) an allowance of $600 per month for the lease of an automobile.


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